Exhibit 99.1

Supplemental Information

Stock repurchases in third quarter 2014 through August 20, 2014 - Approximately $26.4 million

Remaining stock repurchase authority as of August 20, 2014 - $41.2 million

Estimated percentage of 2014 full year scheduled block hours to be completed by respective aircraft type:

MD-80 (166 seats)	71%
757 (215 seats)	7%
A319 (155 seats)	7%
A320 (177 seats)	15%